Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2017 Financial Results and Highlights Recent Period Activity

– Reported Final Results from APOLLO Phase 3 Study and Completed Filings of New Drug Application (NDA) and Marketing Authorisation Application (MAA) for Patisiran, with an Expected Commercial Launch in U.S. and Europe in Mid- and Late 2018, Respectively –

– Advanced Three Additional RNAi Therapeutics in Phase 3 Development, Including Givosiran in ENVISION, Inclisiran in ORION-9, -10, and -11, and Restart of Fitusiran in ATLAS –

– Strategically Restructured Rare Disease Alliance with Sanofi to Optimize Advancement of Patisiran, ALN-TTRsc02, and Fitusiran to Patients Around the World –

– Maintained Strong Balance Sheet with $1.7 Billion in Cash and Expects to End 2018 with Approximately $1.0 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 8, 2018--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year 2017 and highlighted recent progress in advancing its pipeline.

“2017 was a defining inflection point in Alnylam’s history, with positive results from the APOLLO Phase 3 study culminating in regulatory filings for patisiran, a first-ever milestone for RNAi, with the potential to bring a whole new class of innovative therapeutics to the forefront of medicine. With newly acquired rest-of-world rights, we anticipate making patisiran available to hATTR amyloidosis patients around the world starting with the U.S. in mid-2018, followed by European countries in late 2018, and then Japan and other countries shortly thereafter. To this end, we have initiated a staged build of global medical and commercial capabilities to expand our reach and ensure that patients and physicians are educated about this rare disease and the safety and efficacy profile of patisiran, upon market approval,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Beyond patisiran, we advanced our late-stage pipeline with three additional RNAi therapeutics in Phase 3 development, including givosiran for acute hepatic porphyrias in our ENVISION Phase 3 study, with topline interim analysis results expected in mid-2018. Also, together with our partners Sanofi and The Medicines Company, we restarted fitusiran in the ATLAS Phase 3 study and advanced inclisiran in the ORION-9, -10, and -11 Phase 3 studies, respectively, with results expected for both programs in 2019. In sum, we believe our efforts position the Company to achieve its Alnylam 2020 goals of building a multi-product, commercial-stage company with a deep clinical-stage pipeline and robust product engine by the end of 2020, a profile rarely achieved in biotech history.”

Fourth Quarter 2017 and Recent Significant Corporate Highlights

  Advanced patisiran, an investigational RNAi therapeutic for the treatment of patients with hereditary ATTR amyloidosis.
    Presented positive, final results from the APOLLO Phase 3 pivotal study.
    Completed the rolling submission of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) and submitted a Marketing Authorisation Application (MAA) to the European Medicines Agency (EMA), with the agencies recently accepting both applications.
    Received Breakthrough Therapy Designation and Priority Review status from the FDA, and expansion of patisiran’s Orphan Drug Designation to the “treatment of transthyretin-mediated amyloidosis (ATTR amyloidosis).” In addition, patisiran received Accelerated Assessment status from the EMA, and has been designated as a Promising Innovative Medicine (PIM) by the Medicines and Healthcare Products Regulatory Agency (MHRA) in the U.K.
    In response to the urgent need for treatment of patients living with hATTR amyloidosis, the Company is fulfilling requests from treating physicians for early access or compassionate use of patisiran; the Company announces today that, to date, more than 100 eligible patients have begun treatment with patisiran under these programs in the U.S. and EU.
  Advanced ALN-TTRsc02, a once-quarterly, subcutaneously administered investigational RNAi therapeutic in development for the treatment of ATTR amyloidosis.
    Reaffirmed guidance to initiate a comprehensive Phase 3 program for ALN-TTRsc02 in late 2018.
  Advanced givosiran, an investigational RNAi therapeutic in development for the treatment of acute hepatic porphyrias (AHPs), with initiation of the ENVISION Phase 3 study.
    The Company reached alignment with global regulatory authorities on the design of the ENVISION study, including with the FDA on an interim analysis based on reduction of urinary aminolevulinic acid (ALA), a biomarker that the FDA considers reasonably likely to predict clinical benefit.
      The Company announces today that the interim analysis is also designed to conduct a blinded assessment of the porphyria attack rate for the purpose of a study sample size adjustment from approximately 75 patients to up to approximately 94 patients.
    The Company has guided that it expects interim analysis results in mid-2018 and, pending FDA review of the program at the time of interim analysis and assuming positive results, it expects to submit an NDA at or around year-end 2018.
  Advanced fitusiran, an investigational RNAi therapeutic in development for the treatment of hemophilia A and B with or without inhibitors, and reached alignment with the FDA on safety measures and a risk mitigation strategy resulting in a lift of the temporary hold on clinical studies.
  Alnylam’s partner, The Medicines Company, initiated the ORION-9, -10, and -11 Phase 3 clinical studies for inclisiran in patients with heterozygous familial hypercholesterolemia (HeFH), atherosclerotic cardiovascular disease (ASCVD) or ASCVD-risk equivalents, and completed enrollment in the approximately 1,500 patient ORION-11 study ahead of schedule.
  Advanced lumasiran (formerly known as ALN-GO1), an investigational RNAi therapeutic in development for the treatment of primary hyperoxaluria type 1 (PH1), with new positive data from the Phase 1/2 study presented at the American Society of Nephrology Kidney Week 2017 Annual Meeting.
  Announced a strategic restructuring of the Company’s rare disease alliance with Sanofi, originally formed in 2014, with Alnylam obtaining global rights to its ATTR amyloidosis programs – patisiran and ALN-TTRsc02 – and Sanofi obtaining global rights to fitusiran.
  Joined a research consortium with the UK Biobank, Regeneron, and four major pharmaceutical companies aimed at generating 500,000 human exome sequences linked to medical records by the end of 2019.
  Announced a licensing agreement with Vir Biotechnology for the development and commercialization of RNAi therapeutics for infectious diseases, including HBV.

Upcoming Events in Early 2018

  Alnylam announces today that it will present additional data from the APOLLO Phase 3 study of patisiran at the International Symposium on Amyloidosis (ISA), being held March 26-29, 2018 in Kumamoto, Japan.
  The Company also announces that it will present additional data from the Phase 1 and Phase 2 OLE studies of givosiran at the European Association for the Study of the Liver (EASL) 53rd Annual International Liver Congress, being held April 11-15, 2018 in Paris, France, in an oral presentation on Saturday, April 14 at 10:00 am Central European Time (4:00 am ET).
  The Medicines Company has guided its intention to complete enrollment in the ORION-9 and -10 pivotal studies of inclisiran in early 2018.
  Alnylam and Sanofi expect to enroll patients in the ATLAS Phase 3 program of fitusiran in patients with hemophilia A or B with and without inhibitors throughout the year, with resumption of dosing expected in early 2018.

Financial results for the quarter and year ended December 31, 2017

“Alnylam’s robust balance sheet and overall financial position allow for the staged build of commercial capabilities and the execution of anticipated product launches in the U.S. and Europe during 2018, assuming regulatory approvals,” said Manmeet Soni, Chief Financial Officer of Alnylam. “We also continue to invest in our broad pipeline of investigational RNAi therapeutics, advancing our Phase 3 development programs in addition to several other programs in early- to mid-stage clinical development.”

Cash and Investments
At December 31, 2017, Alnylam had cash, cash equivalents and fixed income marketable securities, and restricted investments of $1.73 billion, as compared to $1.09 billion at December 31, 2016.

In November 2017, Alnylam sold an aggregate of 6,440,000 shares of its common stock through an underwritten public offering at a price to the public of $125.00 per share. As a result of the offering, which included the full exercise of the underwriters’ option to purchase additional shares, Alnylam received aggregate net proceeds of $784.5 million.

Credit Agreements
In December 2017, Alnylam repaid $120.0 million under its term loan agreements outstanding. The obligations under its remaining term loan agreement are secured by cash collateral equal to the principal amount of the terms loan outstanding. As a result, in connection with this repayment, Alnylam’s restricted investments decreased by $120.0 million in December 2017.

GAAP and Non-GAAP Net Loss
The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2017 was $142.2 million, or $1.48 per share on both a basic and diluted basis, as compared to a net loss of $112.9 million, or $1.32 per share on both a basic and diluted basis, for the same period in the previous year. For the year ended December 31, 2017, the net loss was $490.9 million, or $5.42 per share on both a basic and diluted basis, as compared to a net loss of $410.1 million, or $4.79 per share on both a basic and diluted basis, for prior year.

The non-GAAP net loss for the fourth quarter of 2017 was $115.1 million, or $1.20 per share on both a basic and diluted basis, as compared to a non-GAAP net loss of $92.3 million, or $1.08 per share on both a basic and diluted basis for the same period in the previous year. The non-GAAP net loss for the year ended December 31, 2017 was $398.1 million, or $4.40 per share on both a basic and diluted basis, as compared to a non-GAAP net loss of $334.6 million, or $3.91 per share on both a basic and diluted basis, for prior year.

The non-GAAP net loss excludes stock-based compensation expense. See “Use of Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and a reconciliation between GAAP and non-GAAP net loss appearing later in this press release.

Revenues
Revenues were $37.9 million in the fourth quarter of 2017, as compared to $17.5 million in the fourth quarter of 2016. Revenues for the fourth quarter of 2017 included $20.1 million from the Company’s alliance with The Medicines Company, $13.4 million from the Company’s alliance with Sanofi Genzyme, and $4.4 million from other sources. Revenues were $89.9 million in the year ended December 31, 2017, as compared to $47.2 million in the year ended December 31, 2016. Revenues for the year ended December 31, 2017 included $54.6 million from the Company’s alliance with Sanofi Genzyme, $30.2 million from the Company’s alliance with The Medicines Company, and $5.1 million from other sources.

GAAP and Non-GAAP Research and Development Expenses
GAAP research and development (R&D) expenses were $117.8 million in the fourth quarter of 2017 as compared to $105.0 million in the fourth quarter of 2016. GAAP R&D expenses were $390.6 million in the year ended December 31, 2017 as compared to $382.4 million for the prior year.

Non-GAAP R&D expenses were $102.9 million in the fourth quarter of 2017 as compared to $95.0 million in the fourth quarter of 2016. Non-GAAP R&D expenses were $338.8 million in the year ended December 31, 2017 as compared to $339.4 million for the prior year. Non-GAAP R&D expenses exclude stock-based compensation expense. A reconciliation between GAAP and non-GAAP R&D expenses appears later in this press release.

GAAP and Non-GAAP General and Administrative Expenses
GAAP general and administrative (G&A) expenses were $67.5 million in the fourth quarter of 2017 as compared to $27.9 million in the fourth quarter of 2016. GAAP G&A expenses were $199.4 million in the year ended December 31, 2017 as compared to $89.4 million for the prior year.

Non-GAAP G&A expenses were $55.2 million in the fourth quarter of 2017 as compared to $17.2 million in the fourth quarter of 2016. Non-GAAP G&A expenses were $158.4 million in the year ended December 31, 2017 as compared to $56.8 million for the prior year. Non-GAAP G&A expenses exclude stock-based compensation expense. A reconciliation between GAAP and non-GAAP G&A expenses appears later in this press release.

2018 Financial Guidance

Alnylam expects that its cash, cash equivalents and fixed income marketable securities, restricted cash and restricted investments balance will be approximately $1.0 billion at December 31, 2018.

The Company expects its 2018 annual Non-GAAP R&D expenses to be in the range of $400 to $440 million and Non-GAAP selling, general and administrative (SG&A) expenses to be in the range of $280 to $320 million. Both Non-GAAP R&D and SG&A expenses exclude stock-based compensation expenses.

Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The item included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in the press release is stock-based compensation expense. The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between GAAP and non-GAAP measures is provided later in this press release.

Conference Call Information
Management will provide an update on the Company and discuss fourth quarter and year end 2017 results as well as expectations for the future via conference call on Thursday, February 8, 2018 at 8:30 a.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 9496435. A replay of the call will be available beginning at 11:30 a.m. ET on the day of the call. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 9496435.

About RNAi
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

Alnylam – Sanofi Genzyme Alliance
In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate the advancement of RNAi therapeutics as a potential new class of innovative medicines for patients around the world with rare genetic diseases. The alliance enables Sanofi Genzyme to expand its rare disease pipeline with Alnylam's novel RNAi technology and provides access to Alnylam's R&D engine, while Alnylam benefits from Sanofi Genzyme's proven global capabilities to advance late-stage development and, upon commercialization, accelerate market access for these promising genetic medicine products. In January 2018, Alnylam and Sanofi Genzyme restructured their alliance, providing Alnylam with global rights to develop and commercialize products for the treatment of ATTR amyloidosis, including patisiran and ALN-TTRsc02, and Sanofi Genzyme with global rights to develop and commercialize fitusiran for the treatment of hemophilia and other rare bleeding disorders. Sanofi Genzyme continues to have the right to opt into other Alnylam rare genetic disease programs for development and commercialization in territories outside of the United States, Canada and Western Europe, as well as one right to a global license.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, and hepatic infectious diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust discovery platform and deep pipeline of investigational medicines, including four product candidates that are in late-stage development. Looking forward, Alnylam will continue to execute on its "Alnylam 2020" strategy of building a multi-product, commercial-stage biopharmaceutical company with a sustainable pipeline of RNAi-based medicines to address the needs of patients who have limited or inadequate treatment options. Alnylam employs over 700 people in the U.S. and Europe and is headquartered in Cambridge, MA. For more information about our people, science and pipeline, please visit www.alnylam.com and engage with us on Twitter at @Alnylam or on LinkedIn.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam's future expectations, plans and prospects, including, without limitation, Alnylam's views with respect to the potential for RNAi therapeutics, including patisiran, givosiran, fitusiran, inclisiran, ALN-TTRsc02, lumasiran and cemdisiran, its expectations regarding the review, potential regulatory approval and commercial launch of patisiran in the United States and Europe, its expectations regarding the timing of clinical studies and the presentation of clinical data, including studies for givosiran, its expectations regarding the timing for the interim analysis in the ENVISION Phase 3 clinical trial of givosiran and the potential timing for an NDA filing for givosiran, if such interim analysis is positive, its plans for the development and commercialization of RNAi therapeutics for infectious diseases with Vir Biotechnology, its expected cash, cash equivalents and fixed income marketable securities, restricted cash and restricted investments position as of December 31, 2018, its expected range of 2018 annual Non-GAAP R&D expenses and Non-GAAP SG&A expenses, and expectations regarding its "Alnylam 2020" guidance for the advancement and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all, actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing, delays, interruptions or failures in the manufacture and supply of its product candidates, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its intellectual property rights against third parties and defend its patent portfolio against challenges from third parties, obtaining and maintaining regulatory approval, pricing and reimbursement for products, progress in establishing a commercial and ex-United States infrastructure, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage its growth and operating expenses, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture and distribution of products, the outcome of litigation, the risk of government investigations, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

None of Alnylam’s investigational therapeutics have been approved by the U.S. Food and Drug Administration, European Medicines Agency, or any other regulatory authority and no conclusions can or should be drawn regarding the safety or effectiveness of such investigational therapeutics.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net revenues from collaborators	$37,924	$17,454	$89,912	$47,159

Operating expenses:
Research and development	117,772	105,011	390,635	382,392
General and administrative	67,455	27,876	199,365	89,354
Total operating expenses	185,227	132,887	590,000	471,746
Loss from operations	(147,303)	(115,433)	(500,088)	(424,587)
Other income (expense):
Interest income	4,235	2,199	12,236	8,308
Other income (expense)	841	300	(3,022)	6,171
Total other income	5,076	2,499	9,214	14,479
Net loss	$(142,227)	$(112,934)	$(490,874)	$(410,108)
Net loss per common share - basic and diluted	$(1.48)	$(1.32)	$(5.42)	$(4.79)
Weighted-average common shares used to compute basic and diluted net loss per common share	96,139	85,843	90,554	85,596

Comprehensive loss:
Net loss	$(142,227)	$(112,934)	$(490,874)	$(410,108)
Unrealized loss on marketable securities, net of tax	(692)	(5,502)	(2,886)	(30,833)
Reclassification adjustment for realized (gain) loss on marketable securities included in net loss	—	(161)	1,894	(6,977)
Comprehensive loss	$(142,919)	$(118,597)	$(491,866)	$(447,918)

ALNYLAM PHARMACEUTICALS, INC. RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of GAAP to Non-GAAP Research and development:
GAAP Research and development	$117,772	$105,011	$390,635	$382,392
Less: Stock-based compensation expenses	(14,837)	(9,972)	(51,872)	(42,946)
Non-GAAP Research and development	$102,935	$95,039	$338,763	$339,446

Reconciliation of GAAP to Non-GAAP General and administrative:
GAAP General and administrative	$67,455	$27,876	$199,365	$89,354
Less: Stock-based compensation expenses	(12,280)	(10,679)	(40,947)	(32,582)
Non-GAAP General and administrative	$55,175	$17,197	$158,418	$56,772

Reconciliation of GAAP to Non-GAAP Operating expenses:
GAAP Operating expenses	$185,227	$132,887	$590,000	$471,746
Less: Stock-based compensation expenses	(27,117)	(20,651)	(92,819)	(75,528)
Non-GAAP Operating expenses	$158,110	$112,236	$497,181	$396,218

Reconciliation of GAAP to Non-GAAP Net loss:
GAAP Net loss	$(142,227)	$(112,934)	$(490,874)	$(410,108)
Add: Stock-based compensation expenses	27,117	20,651	92,819	75,528
Non-GAAP Net loss	$(115,110)	$(92,283)	$(398,055)	$(334,580)

Reconciliation of GAAP to Non-GAAP Net loss per common share-basic and diluted:
GAAP Net loss per common share - basic and diluted	$(1.48)	$(1.32)	$(5.42)	$(4.79)
Add: Stock-based compensation expenses	0.28	0.24	1.02	0.88
Non-GAAP Net loss per common share - basic and diluted	$(1.20)	$(1.08)	$(4.40)	$(3.91)

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

	December 31,	December 31,
	2017	2016
Cash, cash equivalents and fixed income marketable securities	$1,704,537	$942,601
Restricted investments	30,000	150,000
Billed and unbilled collaboration receivables	34,002	23,334
Prepaid expenses and other assets	44,291	32,303
Property, plant and equipment, net	181,900	114,572
Total assets	$1,994,730	$1,262,810
Accounts payable, accrued expenses and other liabilities	$104,905	$99,650
Total deferred revenue	84,780	82,932
Total deferred rent	8,614	10,007
Long-term debt	30,000	150,000
Total stockholders’ equity (99.7 million and 85.9 million common shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively)	1,766,431	920,221
Total liabilities and stockholders' equity	$1,994,730	$1,262,810

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2016.

CONTACT:
Alnylam Pharmaceuticals, Inc.
(Investors and Media)
Christine Regan Lindenboom, 617-682-4340
or
(Investors)
Josh Brodsky, 617-551-8276